Exhibit 4.1

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW, AND NO INTEREST HEREIN OR THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION, (B) THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF SUCH SECURITIES (CONCURRED IN BY COUNSEL FOR THE COMPANY) THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION, OR (C) THE COMPANY OTHERWISE SATISFIES ITSELF THAT SUCH TRANSACTION IS EXEMPT FROM REGISTRATION.

THERALINK TECHNOLOGIES, INC.

2023 CONVERTIBLE SECURED PROMISSORY NOTE

$2,560,500
Golden, Colorado Issue Date: August 16, 2023

FOR VALUE RECEIVED, Theralink Technologies, Inc., a Nevada corporation (the “Company”), promises to pay to the order of IMAC Holdings, Inc. (the “Holder”) the principal amount of $2,560,500 (the “Principal Amount”) upon the terms and subject to the conditions set forth herein (this “Note”).

1. Interest. Interest shall accrue on the outstanding Principal Amount, from the Issue Date until the date this Note is converted or paid in full, at the rate of eight percent (6.0%) per annum simple interest (365 day basis) (the “Interest Rate”). The Company will pay interest quarterly, in arrears, in cash, on the first day of each quarter of each year following the Issue Date prior to the maturity of this Note, or if any such day is not a Trading Day, on the next succeeding Trading Day (each, an “Interest Payment Date”). Notwithstanding the immediately foregoing, at the option of the holder, interest may accrue on this Note on a quarterly basis. All accrued and unpaid interest shall be due and payable in full upon maturity, conversion or prepayment of this Note, as provided herein. All cash payments received by the Holder in respect of this Note shall be applied first to accrued interest and thereafter to the repayment of the outstanding Principal Amount.

2. Maturity Date. If not sooner paid or converted according to the terms hereof, then on August 16, 2024, the Holder may demand the outstanding Principal Amount plus all accrued and unpaid interest thereon be due and payable (the “Maturity Date”). Upon the Maturity Date, in lieu of payment or as partial payment, the Company may, upon notice to the Holder, elect to convert some or all of the outstanding Principal Amount plus accrued and unpaid interest under this Note into a number of shares of the Company’s common stock (the “Common Stock”) equal to the quotient obtained by dividing:

(a) the outstanding Principal Amount plus any accrued and unpaid interest under this Note (the “Conversion Amount”), by

(b) a per share price of $0.00313 (the “Conversion Price”).

3. Prepayment. The Notes may be prepaid at any time during the period from the Issue Date until the Maturity Date. In order to prepay the Notes, the Company shall provide five (5) Trading Days prior written notice to the Holder, during which time the Holder may convert the Notes in whole or in part at the Conversion Price.

4. Covenants. The Company covenants and agrees that, until all of the obligations under this Note and the Security Agreement (as defined below) have been fully performed and either paid in full in cash or converted into shares of Common Stock of the Company pursuant to the terms hereof and this Note has been terminated, it will abide by the covenants set forth in the Security Agreement.

5. Automatic Conversion. Upon the closing of the stock-for-stock reverse merger transaction contemplated in that certain Agreement and Plan of Merger, dated May 23, 2023, by and between the Company and the Holder, pursuant to which the Company will merge with a newly-formed wholly-owned subsidiary of the Holder and in which the Company will survive as a wholly-owned subsidiary of the Holder, the Conversion Amount shall automatically be converted into fully-paid and non-assessable shares of Common Stock (the “Merger”). The number of shares of Company Stock to be issued upon the conversion contemplated by this Section 5 shall be equal to the quotient obtained by dividing (i) the Conversion Amount by (ii) the Conversion Price.

6. Optional Conversion. From and after the Issue Date, the Conversion Amount, in whole or in part at any time and from time to time may be converted into shares of Company Stock at the election of the Holder, in its sole discretion. The number of shares of Company Stock to be issued upon the optional conversion of Holder contemplated by this Section 6 shall be equal to the quotient obtained by dividing (i) the Conversion Amount by (ii) the Conversion Price. The Holder shall effect conversions by delivering to the Borrower a completed notice in the form attached hereto as Exhibit A (a “Notice of Conversion”). The date on which a Notice of Conversion is delivered is the “Conversion Date.” The Borrower shall deliver the applicable stock certificate to the Holder on or before the tenth (10th) day after a Conversion Date. The Holder shall physically surrender this Note to the Borrower in connection with a conversion, whether a partial conversion or a total conversion. In the event of a partial conversion, in order to reflect the reduction in the outstanding principal amount of this Note and the reduction in the accrued and unpaid interest, the Borrower shall prepare and deliver to the Holder a new Note, identical in all respects to the surrendered Note except for the principal amount outstanding reflected on the first page hereof and the new Note shall have the amount of previously accrued interest that has not been converted reflected in the principal outstanding. Such replacement Note (resulting from the partial conversion) shall be delivered to the Holder on or prior to the tenth (10th) day after the applicable Conversion Date.

7. Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Corporation at any time on or after the Issue Date subdivides (by any stock split, stock dividend, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Corporation at any time on or after the Issue Date combines (by any reverse split, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment pursuant to this Section 7 shall become effective immediately after the effective date of such subdivision or combination.

8. Effect of Conversion. Upon conversion of this Note into shares of the Company’s Common Stock in accordance with the terms hereof, the Company shall promptly issue and deliver to the Holder certificates for the shares issuable upon such conversion of this Note (“Conversion Shares”). Such conversion shall be deemed to have been made, in the case of conversion pursuant to Section 2, as of the close of business on the Maturity Date or such earlier date as mutually agreeable to the Company and Holder; and in the case of the Merger, immediately prior to the closing of such Merger (in each case, the “Conversion Time”). The Holder shall be treated for all purposes as the record holder of such Conversion Shares as of the Conversion Time. No fractional Conversion Shares shall be issued in connection with any conversion of this Note, and any fractional share shall be rounded up or down to the nearest whole share in lieu of any such fraction (and any fraction representing one-half of a share shall be rounded up). The issuance of Conversion Shares to the Holder upon conversion of this Note in accordance with its terms shall constitute satisfaction in full of the obligations of the Company under this Note.

9. Reservation of Shares. The Company shall maintain a reserve of at least two times (2x) the maximum number of shares potentially issuable in the future pursuant to the Note from its duly authorized shares of Common Stock in order to be able to fulfill its obligations in full under the Note.

10. Event of Default. If the Company (a) fails to pay when due any principal or interest payment on the due date hereunder, and such payment shall not have been made within thirty (30) days of the Company’s receipt of the Holder’s written notice to the Company of such failure to pay; (b) materially breaches any other covenant contained in this Note or the Security Agreement and such failure continues for forty-five (45) days after the Company receives written notice of such material breach from the Holder; (c) voluntarily files for bankruptcy protection or makes a general assignment for the benefit of creditors; or (d) is the subject of an involuntary bankruptcy petition and such petition is not dismissed within ninety (90) days, then in any such case then the Holder may declare the Note in default and immediately due and payable in full. From that date forward, this Note shall bear interest at a rate of the lower of ten percent (10%) per annum or the highest rate allowed by applicable law, until paid in full or converted.

11. Security Agreements. This Note is secured by certain tangible assets of the Company pursuant to that certain Amended and Restated Security Agreement (as amended, restated or otherwise modified from time to time, the “Security Agreement”) dated as of the Issue Date, between the Company and the Holder and each of the other parties thereto from time to time as specified in such Security Agreement.

12. Ranking. This Note shall rank pari passu as to the payment of principal and interest to those certain 10.0% Original Issue Discount Senior Secured Convertible Debentures of the Company (the “Debentures”) issued pursuant to that certain Securities Purchase Agreement, dated as of November 29, 2022, as amended, and that certain Securities Exchange Agreement, dated as of November 29, 2022. The Holder agrees that any payments or prepayments to the Holder and to the holders of the Debentures, whether principal, interest or otherwise, shall be made pro rata among the Holder and the holders of the Debentures. Notwithstanding the foregoing, this Note shall rank senior to any unsecured debt of the Company.

13. Restrictions on Transfer. As a condition to the conversion of this Note into equity securities of the Company, Holder understands that the Conversion Shares are subject to restrictions on transfer under the Securities Act and applicable state securities laws as well as other contractual restrictions that are in existence at the time of issuance of the Conversion Shares, including under the Bylaws of the Company.

If applicable, the Conversion Shares (unless registered under the Securities Act of 1933, as amended) will be stamped or imprinted with a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

14. No Rights as a Shareholder. Holder is not entitled, as a Holder in respect of this Note, to any rights as a shareholder of the Company and Holder shall not be deemed the holder of the Conversion Shares or any other securities of the Company that may at any time be issuable on the conversion of this Note for any purpose, nor will anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of shares, reclassification of shares, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until this Note has been converted and the Conversion Shares issuable upon the conversion hereof have been issued or become deliverable, as provided herein.

15. Notices. All notices provided for in this Note shall be in writing and deemed to be duly given upon (a) delivery via electronic mail (provided no notice of failure of delivery is received by the sender) or in person, (b) four business days after deposit in the United States mail, certified or registered, postage prepaid and (c) one business day after deposit with a reputable, national overnight courier service for next business day delivery with all charges prepaid. Notices shall be sent, with respect to the Company, to the address set forth below, and with respect to Holder, to the address set forth on the signature page hereto or at such other address as such party may designate by ten (10) days advance written notice to the other party given in the foregoing manner:

If to Company:	Theralink Technologies, Inc. 15000 W. 6th Ave., #400 Golden, CO 80401 Attn: Faith Zaslavsky, CEO Email: faith.zaslavsky@theralink.com

With copy to:	K&L Gates LLP 200 S. Biscayne Blvd., Ste. 3900 Miami, Florida 33131 Attn: Clayton Parker, Esq. Email: clayton.parker@klgates.com

16. Governing Law. This Note, and any disputes arising under this Note, will be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to any conflict of laws principle to the contrary. The Company and the Holder agree that the state and federal courts located in Nevada will have exclusive jurisdiction over any dispute between them arising out of this Note.

17. Assignment. The rights and obligations of the Company and the Holder shall be binding upon and shall inure to the benefit of their successors, assigns and transferees. Holder may not assign or otherwise transfer this Note without the prior written consent of the Company.

18. Waiver and Amendment. The provisions of this Note may be amended or waived only upon the written consent of the Company and the Holder.

19. Collection Costs. The Company agrees to pay all costs and expenses, including without limitation reasonable attorneys’ fees, incurred by the Holder in any action brought to enforce the terms of this Note and/or to collect this Note, and in any appeal thereof.

20. Headings. Headings used in this Note have been included for convenience and ease of reference only, and will not in any manner influence the construction or interpretation of any provision of this Note.

21. Only Company Liable. In no event shall any stockholder, officer, director or employee of the Company be liable for any amounts due or payable pursuant to this Note.

22. Expenses. Each of the Company and the Holder will bear its own expenses associated with the negotiation and execution of this Note.

23. Counterparts. The Note may be executed in two counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

* * * *

The Company has caused this Convertible Secured Promissory Note to be signed by its duly authorized officer and dated the day and year first above written.

THERALINK TECHNOLOGIES, INC.

By:	/s/ Faith Zaslavsky
Name:	Faith Zaslavsky
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

IMAC HOLDINGS, INC.

By:	/s/ Jeff Ervin
Name:	Jeff Ervin
Title:	Chief Executive Officer

Address: 1605 Westgate Circle, Brentwood, TN 37027

Email: jervin@imacrc.com

SIGNATURE PAGE TO CONVERTIBLE SECURED PROMISSORY NOTE

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Holder in order to convert this Note)

To: Theralink Technologies, Inc.
15000 W. 6th Ave., #400

Golden, CO 80401

Attn: Chief Executive Officer

The undersigned hereby irrevocably elects to convert $                     of the outstanding principal and/or accrued interest of the above Note into shares of Common Stock of Theralink Technologies, Inc., according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:

Applicable Note Conversion Price:

Signature:

Name:

Address:

Amount to be converted:              $

Amount of Note unconverted:        $

Note Conversion Price per share:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock in the following name and to the following address:

SIGNATURE PAGE TO CONVERTIBLE SECURED PROMISSORY NOTE